EXHIBIT 5






                         MUDGE ROSE GUTHRIE ALEXANDER & FERDON
                                    180 MAIDEN LANE
                             NEW YORK, NEW YORK 10038-4996

                                     June 22, 1995



Stone & Webster, Incorporated
250 West 34th Street
New York, New York 10119


                  Re:   Stone & Webster, Incorporated
                        Registration Statement on Form S-8


Ladies and Gentlemen:

      We have acted as counsel to Stone & Webster, Incorporated, a Delaware corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") with respect to the Corporation's 1995 Stock Plan For Non-Employee Directors (the "Plan"). The Registration Statement covers 100,000 shares of the Common Stock, $1.00 par value, of the Corporation (the "Shares") to be delivered under the Plan.

      Based upon examination of such corporate records, documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion, we are pleased to advise you that in our opinion:

      1. The Corporation has been duly organized and is an existing corporation in good standing under the laws of the State of Delaware.

      2. When the Registration Statement shall become effective and the Shares are delivered in accordance with the terms of the Plan, the Shares will be legally issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.


                                               Very truly yours,

                                   /s/ Mudge Rose Guthrie Alexander & Ferdon